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                                                                    EXHIBIT 23.1

The Board of Directors
United Surgical Partners International, Inc.

     The audits referred to in our reports dated March 31, 2001, except as to the last paragraph of note 16, which is as of April 4, 2001, the third paragraph of note 5(a) which is as of May 16, 2001, the second paragraph of note 1(b), which is as of September 6, 2001, and note 18 which is as of November 28, 2001 included the related consolidated financial statement schedule as of December 31, 2000 and 1999, and for the years then ended and the period from February 27, 1998 (inception) through December 31, 1998, included in the registration statement. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     Our audit report referred to above contains an explanatory paragraph that states that the Company has restated its 2000 consolidated financial statements in order to (1) reclassify certain debt from long-term to current pursuant to SFAS 78 and to (2) consolidate an entity previously unconsolidated pursuant to EITF 97-2.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial and Other Data" and "Experts" in the prospectus.


                                               KPMG LLP


Dallas, Texas
January 3, 2002